EXHIBIT 99.4

   Media Contact: Kekst & Co.              STILWELL
      Robert Siegfried (212-521-4832)      FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

                        STILWELL FINANCIAL INC. RECEIVES
                      $675 MILLION PROCEEDS FROM COMPLETED
              ZERO-COUPON CONVERTIBLE NOTES OFFERING AND COMPLETES
                            PURCHASE OF JANUS SHARES

                   Assets Under Management Total $229 Billion
                                    (Page 1)

                                 {News Release}
Investors Contact:                                              NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO
  Douglas E. Pittman (816-218-2415)           Release No. 2001-14    May 1, 2001
    Manager of Investor Relations


Kansas City, Missouri

     Stilwell Financial Inc. ("Stilwell" or the "Company") today announced that it had received approximately $675 million in net proceeds upon the closing of the sale of approximately $931 million principal amount at maturity of zero-coupon convertible senior notes due 2031 ("convertible notes"). The total received includes approximately $88 million from the exercise of an over-allotment option by the underwriter, Merrill Lynch & Co.

     The convertible notes, which were offered to qualified institutional buyers only, carry a yield to maturity of 1% per year and a conversion premium of 47.5%. Each of the $1,000 principal amount convertible notes is convertible into
17.1544 shares of Stilwell common stock and is redeemable for cash at Stilwell's option on or after April 30, 2006 at its accreted value. In addition, Stilwell may be required to repurchase the convertible notes - using either cash or shares of Stilwell common stock at Stilwell's option - at the accreted value thereof, at the option of the holders on April 30th of 2002, 2004, 2006, 2011, 2016, 2021 and 2026.

     Stilwell used approximately $610 million of the offering proceeds to purchase 600,000 shares of Janus Capital Corporation ("Janus") common stock from Thomas H. Bailey, Janus's Chairman, President and Chief Executive Officer. With the closing of this transaction, Stilwell's ownership stake in Janus has increased to approximately 90.2%. Mr. Bailey continues to hold approximately 6.2% of the Janus common stock and more than 150 other Janus employees own approximately 3.6% (which will decline to approximately 2.2% after completion of the pending repurchase of shares by Janus).

     The remaining $65 million in net proceeds received from the convertible notes will be used for general corporate purposes.

     Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, commented: "We are pleased to have successfully completed the zero-coupon convertible debt transaction. The terms of the financing were excellent and the response to the offering by the institutional community was very favorable, evidenced by the exercise of the maximum amount of the greenshoe by Merrill."

     Rowland added, "With the purchase of the 600,000 shares of Janus common stock behind us, we can focus on the opportunities that are abundant in this market, confident in our abilities to act judiciously and decisively."

Assets Under Management

     Stilwell also reported that preliminary assets under management as of the close of market on April 30, 2001 totaled approximately $229 billion. Preliminary average assets under management for the month ended April 30, 2001 were approximately $215 billion. For the four months ended April 30, 2001, preliminary average assets under management were approximately $239 billion.

     Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 90.2% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 86% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.

                               * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended
December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                              ............. The End